Exhibit 10.1

AGREEMENT TO TERMINATE MERGER AGREEMENT

This AGREEMENT TO TERMINATE MERGER AGREEMENT (this “Agreement”) is made as of March 16, 2009 by and among Ophthalmic Imaging Systems, a California corporation (“OIS”), and MediVision Medical Imaging Ltd., an Israeli company (“MediVision” and together with OIS, individually, a “Party” and collectively, the “Parties”).

A.        Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) dated March 25, 2008 by and among the Parties and MV Acquisitions Ltd., an Israeli company and a wholly-owned subsidiary of OIS (“Merger Sub”). Capitalized terms used but not defined herein have the respective meanings assigned to them in the Merger Agreement.

B.        Section 8.01 of the Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by shareholders or stockholders of MediVision and OIS, respectively, referred to in Section 7.01(a) of the Merger Agreement, by mutual written consent of MediVision and OIS by action of their respective boards of directors.

C.        Each board of directors of OIS and MediVision has resolved to terminate the Merger Agreement and to abandon the Merger.

NOW THEREFORE, in consideration of the premises and intending to be legally bound by this Agreement, the Parties hereby agree as follows:

1.         Termination. The Merger Agreement is hereby cancelled and terminated and shall be of no further force or effect, and none of the parties thereto shall have any further liability or obligation thereunder to the other.

2.         Further Assurances. The Parties agree to cooperate to cause to be done, executed, acknowledged and delivered each and every such further act or document reasonably required in order to accomplish the purpose of this Agreement.

3.         Governing Laws. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

4.         Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement (including any delivery effected by facsimile or electronic transmission) shall be effective as delivery of a manually executed counterpart.

5.         Benefit and Binding Effect. This Agreement will benefit and bind the Parties and will be binding upon the respective successors and assigns of the Parties and will inure to the benefit of the respective successors and assigns of the Parties, whether so expressed or not.

6.         Entire Agreement. This is the entire agreement among the Parties concerning the subject matter set out in this Agreement and supersedes any and all prior understandings and agreements.

In witness whereof, the Parties hereto have executed this Agreement as of the date first written above.

OPHTHALMIC IMAGING SYSTEMS

By:	/s/ Gil Allon
Name:	Gil Allon
Title:	Chief Executive Officer

MEDIVISION MEDICAL IMAGING LTD.

By:	/s/ Noam Allon
Name:	Noam Allon
Title:	Chief Executive Officer